Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2019 Equity Incentive Plan of Ironwood Pharmaceuticals, Inc. of our reports dated February 16, 2023, with respect to the consolidated financial statements of Ironwood Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ironwood Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 9, 2023